EXHIBIT 99.1

September 15, 2021

iCoreConnect Closes Highly Accretive Acquisition of Spectrum Technology Solutions

Windermere, FL, Sept. 15, 2021 (GLOBE NEWSWIRE) -- via NewMediaWire -- iCoreConnect, Inc. (OTCQB: ICCT), a cloud-based, Software as a Service (SaaS) platform for healthcare business workflow, is pleased to announce the closing of its acquisition of Spectrum Technology Solutions. Spectrum Technology Solutions provides Managed Services, Data Backup, Data Discovery, Strategic IT Leadership & vCIO, Cloud Services, Cybersecurity and Encryption. These comprehensive services are seamlessly integrated into its client’s business operations and aligned with their business models, so that goals can be reached more efficiently.

This acquisition marks iCoreConnect’s eighth strategic acquisition under President and CEO Robert McDermott and his executive team. “Our team has diligently and strategically brought in Spectrum Technology Services to round out iCoreConnect’s offerings. This acquisition brings a highly talented team to our fast-growing, high-performance SaaS company. This acquisition continues to accelerate our rapid growth as reported in the recently filed 10-Q,“ states McDermott.

“We are excited about the new opportunities to offer our customers expanded services and support,” shares Wayne Klug, President and CEO of Scottsdale, AZ-based Spectrum Technology Solutions. “It’s an amazing opportunity for Spectrum’s talented team to join this fast-growing, high-performance company.”

About iCoreConnect

iCoreConnect is a cloud-based software and technology company focused on increasing profit and operational speed in high-compliance industries. iCoreConnect is most notably known for its innovation in solving healthcare business problems. The company’s philosophy places a high value on customer feedback, allowing iCoreConnect to respond to the market’s needs. iCoreConnect touts a platform of more than a dozen SaaS enterprise solutions and more than 40 agreements with state or regional healthcare associations. iCoreConnect is a member of the prestigious StartUp Health accelerator.

Forward Looking Statements

In this news release, the use of the words “believe,” “could,” “expect,” “may,” “positioned,” “project,” “projected,” “should,” “will,” “would” or similar expressions are intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors.

Cile Spelce

cspelce@icoreconnect.com

 Source: iCoreConnect Inc.